Exhibit 99.1








                               LIRAZ SYSTEMS LTD.
                            (An Israeli corporation)
                               FINANCIAL STATEMENT
                            AS OF SEPTEMBER 30, 2002

                               LIRAZ SYSTEMS LTD.
                            (An Israeli Corporation)

                        CONSOLIDATED FINANCIAL STATEMENT
                            AS OF SEPTEMBER 30, 2002


                                TABLE OF CONTENTS
                                -----------------


                                                                  Page
                                                                  ----
REPORT OF INDEPENDENT AUDITORS                                    F-1

CONSOLIDATED FINANCIAL STATEMENTS:

    Statement of Operations                                       F-2

    Statement of Changes in Shareholders' Equity                  F-3

    Statement of Cash Flows                                       F-4

    Notes to Financial Statement                                  F-6


                   The amounts are stated in U.S. dollars ($).


                             ----------------------

                                  -------------

                                     ------

                          Independent Auditors' Report
                             To the Shareholders of
                               LIRAZ SYSTEMS LTD.


We have audited the accompanying consolidated statement of operations of Liraz Systems Ltd. (the "Company") and its subsidiaries for the nine months ended September 30, 2002 and the related changes in shareholders' equity and cash flows for the nine months ended September 30, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated result of its operations and cash flows of the nine months ended September 30, 2002, in conformity with accounting principles generally accepted in the United States.

As discussed in Note 1 to the consolidated financial statements, effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets."

Tel-Aviv, Israel

March 31, 2003

                                                 /s/ BDO Ziv Haft
                                                 ----------------
                                                  BDO Ziv Haft
                                           Certified Public Accountants (Isr.)

                               LIRAZ SYSTEMS LTD.
                            (An Israeli Corporation)
                      CONSOLIDATED STATEMENT OF OPERATIONS


                                                                    For the
                                                                   nine months
                                                                     ended
                                                                   September
                                                                    30, 2002
                                                                 (in thousands)
                                                                 --------------

Revenues (Note 8A1)                                                 $ 16,429

Cost of revenues                                                       8,797
                                                                    --------

    Gross profit                                                       7,632

Software development costs                                             2,249

Selling, general and administrative expenses                           3,817
                                                                    --------

    Operating income                                                   1,566
Financial income, net (Note 8A3)                                         119

Gain on realization of shareholdings (Note 2B)                         5,470
Other expenses, net (Note 8A4)                                          (199)
                                                                    --------

    Income before taxes on income                                      6,956
Income tax expense (Note 7)                                              945
                                                                    --------

                                                                       6,011
Minority interest                                                        (11)
                                                                    --------

    Net income                                                      $  6,000
                                                                    ========

Earnings per share (Note 8B):

    Basic                                                           $   0.87
                                                                    ========

Weighted average number of shares outstanding (Note 8B):

    Basic                                                              6,846
                                                                    ========


     The accompanying notes are an integral part of the financial statements.

                               LIRAZ SYSTEMS LTD.
                            (An Israeli Corporation)

            CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY

                                                                                                              Cost of
                                                                                                              Company
                                                                                                             Shares Held
                                                    Share Capital                    Accumulated               by the
                                                                                        Other                  Company
                                               Number of                   Capital   Comprehensive Retained      and
                                                Shares       Amount        Surplus      Income     Earnings  Subsidiaries   Total
                                                ------       ------        -------      ------     --------  ------------   -----
                                                                         (in thousands, except shares)
                                              -------------------------------------------------------------------------------------

Balance at January 1, 2002                     6,811,309    $ 1,542      $ 16,814     $ 1,258     $ (5,751)    $ (642)    $ 13,221

Changes during the nine months period ended
    September 30, 2002: Components of
    comprehensive income:
       Net income                                             -             -           -            6,000       -           6,000
       Currency translation adjustments                       -             -          (1,471)        -          -          (1,471)

          Total comprehensive loss                                                                                           4,529

    Issuance of shares (Note 6)                   50,000         11            42                               -               53
                                              ----------    -------      --------      ------        -----     ------     --------
          Balance at September 30, 2002        6,861,309    $ 1,553      $ 16,856      $ (213)       $ 249     $ (642)    $ 17,803
                                              ==========    =======      ========      ======        =====     ======     ========


     The accompanying notes are an integral part of the financial statements.

                               LIRAZ SYSTEMS LTD.
                            (An Israeli Corporation)

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                    For the
                                                                   nine months
                                                                     ended
                                                                  September 30,
                                                                      2002
                                                                 (in thousands)
                                                                 --------------

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                        $   6,000
  Adjustments to reconcile net income to net cash provided by operating activities:
  Minority interest in earnings of consolidated subsidiaries               11
  Depreciation                                                            259
  Decrease in accrued severance pay, net                                 (118)
  Loss from marketable securities                                          57
  Loss from sale of fixed assets                                           29
  Gain from realization of other investments                           (5,470)
  Write-down of shareholdings in an investee                              232
  Appreciation in value of long term-loans and liabilities               (207)
  Decrease of provision for losses in consolidated subsidiary            (396)
  Deferred taxes                                                         (219)
  Changes in operating assets and liabilities:
    Decrease in trade receivables                                       1,437
    Decrease in other accounts receivable                                 313
    Decrease in trade payables                                         (2,030)
    Increase in other accounts payable                                  1,614

      Net cash used in operating activities                            (4,488)

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of fixed assets                                               (222)
  Proceeds from sale of fixed assets                                       39
  Other long-term investments                                            (411)
  Payment for acquisition of activity                                  (1,328)
  Additions to other assets and deferred expenses, net                    (70)
  Proceed from sale of other investments                                2,465

      Net cash provided by investing activities                           473

CASH FLOWS FROM FINANCING ACTIVITIES:
  Short-term bank credit, net                                          (1,552)
  Repayment of long-term loans                                         (2,010)
  Receipt of long-term loans                                            2,951

  Proceeds from issue of share capital, net                                53

      Net cash used in financing activities                              (558)

EFFECT OF FOREIGN EXCHANGE RATE CHANGES ON CASH                           109

NET INCREASE IN CASH AND CASH EQUIVALENTS                               1,536

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                          1,900

      CASH AND CASH EQUIVALENTS AT END OF YEAR                        $ 3,436
                                                                      =======

    The accompanying notes are an integral part of the financial statements.

                               LIRAZ SYSTEMS LTD.
                            (An Israeli Corporation)

                      CONSOLIDATED STATEMENT OF CASH FLOWS


                                                                    For the
                                                                   nine months
                                                                     ended
                                                                  September 30,
                                                                      2002
                                                                 (in thousands)
                                                                 --------------

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
   Cash paid during the nine month ended September 30, 2002:
     Income taxes                                                     $ 303
                                                                     ======

     Interest                                                          $ 74
                                                                     ======








The accompanying notes are an integral part of the financial statements.

                               LIRAZ SYSTEMS LTD.
                            (An Israeli Corporation)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Summary of Significant Accounting Policies:

A.  General:

    The significant accounting policies, applied on a consistent basis, are as follows:

     1.   The Company:

        Liraz Systems Ltd. ("Liraz") (together with its subsidiaries "the Company") is an Israeli corporation. The Company shares have been traded in the Tel-Aviv Stock Exchange ("TASE").
        In two public tender offers of Crystal Solutions Ltd. ("Crystal"), Crystal acquired as of March 27, 2003, all of the outstanding share capital of the Company.
        The Company operates in one business segment - enterprise IT - modernization solution. The Company develops and markets the AppBuilder, a software product used for the development of sophisticated and robust applications needed by large enterprises. The Company manages its business in various international markets by several entities, including its wholly-owned subsidiaries located in: USA, UK, Denmark, Germany, Italy, Netherlands, Cyprus and Israel.
        Listed below are details relating to Liraz's significant subsidiaries:

                                               Shareholding         State of
                                                percentage        incorporation
                                           ------------------------------------
        Name                                  2002       2001
        ----                               ----------------------
                                                     %
                                           ----------------------
        Subsidiaries:
        BluePhoenix Solutions B.V.
        ("BluePhoenix")                        100        -         Netherlands

        Advanced Systems Europe B.V.           100        -         Netherlands
        Liacom Systems Ltd.                     51        51        Israel

    2.  Principal Shareholder:

        As a result of a series of transactions, Formula Systems (1985) Ltd. ("Formula") owns 57.9% of the Company's shares as of September 30, 2002. In November 2002, Crystal Systems Solution Ltd. ("Crystal") purchased, through a share exchange transaction, approximately 86% of the Company's shares.

    3.  Accounting Principles:
        The financial statements are prepared in accordance with accounting principles generally accepted ("GAAP") in the United States.

    4.  Functional and Reporting Currency:
        The currency of the primary economic environment in which the operations of the Company and most of its subsidiaries are conducted is Euro. The Company elected to use, as its reporting currency, the U.S. dollar ("dollar").

                               LIRAZ SYSTEMS LTD.
                            (An Israeli Corporation)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



Note 1 - Summary of Significant Accounting Policies (cont.):

A.    General  (cont.) :

    4.  Functional and Reporting Currency (cont.):
        The Financial Statement of the Company and most of its Subsidiaries whose functional currency is Euro have been translated to dollars under the principles described in Financial Accounting Standards Board Statement No. 52. Assets and liabilities have been translated at period-end exchange rates. Results of operations have been translated at the exchange rate at the dates on which those transactions occur or at average exchange rates. Differences resulting from translation are presented under shareholder's equity in the item accumulated other comprehensive income (loss). Thus, subsidiaries whose functional currency is the Dollar, their financial statement is presented in the consolidation, at their original amounts.

    5.  Use of Estimates and Assumptions in the Preparation of the Financial
        Statements: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

B.  Principles of Consolidation:
    The consolidated financial statements include the accounts of Liraz Systems Ltd. And its subsidiaries in which it has a controlling interest. Acquisition of subsidiaries is accounted for under the purchase method. All intercompany accounts and transactions have been eliminated in consolidation.

C.  Goodwill:
    Goodwill that arose from acquisitions prior to July 1, 2001 was amortized until December 31, 2001 on a straight-line basis over 10 years. Prior to 2002, goodwill was assessed for impairment by comparing undiscounted cash flows to the carrying amount of the goodwill. If the carrying amount was not recoverable, goodwill was written down to its fair value.

    In July 2001 the FASB issued SFAS 142, "Goodwill and Other Intangible Assets" ("SFAS 142"). SFAS 142 requires goodwill to be tested for impairment on an annual basis and between annual tests in certain circumstances, and written down when impaired, rather than being amortized as previous accounting standards required. Furthermore, SFAS 142 requires purchased intangible assets other than goodwill to be amortized over their useful lives unless these lives are determined to be indefinite.

                               LIRAZ SYSTEMS LTD.
                            (An Israeli Corporation)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



Note 1 - Summary of Significant Accounting Policies (cont.):

C.  Goodwill (cont.):

    SFAS 142 is effective for fiscal years beginning after December 15; 2001.The Company adopted SFAS 142 effective January 1, 2002. In accordance with SFAS 142, the Company ceased amortizing goodwill totaling $15.1 million as of the beginning of 2002. Based on the impairment tests performed, there was no impairment of goodwill in 2002. There can be no assurance that future goodwill impairment tests will not result in a charge to earnings. The following table presents the impact if SFAS 142 was not effective during the nine month ended September 30, 2002 on net income and net income per share:

                                                                    nine month
                                                                      ended
                                                                    September
                                                                     30, 2002
                                                                  (in thousands)
                                                                  --------------

    Net income as reported                                            $ 6,000

    Amortization of good will                                          (2,000)

        Net income adjusted                                            $4,000

      Basic net income per share as reported                          $  0.87

      Basic net income per share adjusted                             $  0.58

                               LIRAZ SYSTEMS LTD.
                            (An Israeli Corporation)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



 Note 1 - Summary of Significant Accounting Policies (cont.):

D.  Revenue Recognition:
    Revenues derived from direct software license agreements are recognized in accordance with Statement of Position (SOP) 97-2 "Software Revenue Recognition" (as amended by SOP 98-4 and SOP 98-9), upon delivery of the software when collection is probable, the license fee is otherwise fixed or determinable and persuasive evidence of an arrangement exists. When a project involves significant production, modification or customization of software and other fixed fee contracts, revenue is generally recognized according to the percentage of completion method in accordance with the provisions of SOP 81-1 "Accounting for Performance of Construction-Type Contracts". Under this method, estimated revenue is generally accrued based on costs incurred to date as a percentage of total updated estimated costs.

    The Company recognizes contract losses, if any, in the period in which they first become evident. The Company recognizes revenues from consulting fees with respect to projects billed on a time and material basis, based on the number of hours performed.
    Revenues from software maintenance services are recognized ratably over the contract period. Unrecognized revenue is recorded as deferred revenue. Management believes that the Company's revenue recognition policies are in accordance with the Securities and Exchange Commission Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" (SAB 101).

E.  Advertising Costs:
    The Company expenses advertising costs as incurred.

F. Gain on Realization of Shareholdings:
    Gain on realization of shareholdings includes the results of realization of the Company's shareholdings in investees arising either from the sale of such shareholdings or from issuance of stock by the investees to third parties, which is recognized in accordance with the provisions of Staff Accounting Bulletin (SAB) No. 51 of the Securities and Exchange Commission. The Company charges to the statement of operations such results, provided that the conditions stipulated in SAB 51 for such recognition have been met.

G.  Deferred Income Taxes:
    The Company applies the provisions of SFAS 109 "Accounting for Income Taxes" of the FASB, see also Note 14E.

                               LIRAZ SYSTEMS LTD.
                            (An Israeli Corporation)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



Note 1 - Summary of Significant Accounting Policies (cont.):

H.  Earnings (Loss) Per Share:
    Earnings (loss) per share ("EPS") were computed in accordance with provisions of SFAS No. 128 of the FASB ("SFAS 128"). SFAS 128 requires the presentation of both basic and diluted EPS.
    Basic net earnings (loss) per share is computed based on the weighted average number of common shares outstanding during each year. Diluted earnings (loss) per share is computed based on the weighted average number of common shares outstanding during each year, plus dilutive potential common shares considered outstanding during the year.

I. Financial Instruments:

     a.   Management of credit risks:

          Financial instruments which have the potential to expose the Company to credit risks are mainly cash and cash equivalents, marketable securities, bank deposit accounts and trade receivables.

          The Company holds cash and cash equivalents, marketable securities and deposit accounts at large banks in Israel, the United States and in Europe, thereby substantially reducing the risk of loss.

          With respect to trade receivables, the risk is limited due to the size and nature of the entities which constitute the Company's customer base. The Company assesses the financial position of its customers prior to the engagement therewith, and has not encountered material credit difficulties there-with.

     b.   Fair value of financial instruments:

          The financial instruments of the Company consist mainly of cash and cash equivalents, short term investments, current receivables, long term loans and other investments, credit from banks, accounts payable and long term liabilities to banks.

        In view of their nature, the fair value of the financial instruments included in working capital of the Company is usually identical or close to their carrying value.

                               LIRAZ SYSTEMS LTD.
                            (An Israeli Corporation)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



Note 1 - Summary of Significant Accounting Policies (cont.):

J.   Comprehensive Income:
     Up until 2002, the Company had no comprehensive income components other than net income. Beginning with 2002, comprehensive income presented in shareholders' equity includes, in addition to net income (loss), translation gains and losses of non-dollar currency financial statements of subsidiaries.

K.  Financial Instruments:
    The application of SFAS 133 - "Accounting for Derivatives and Hedging Activities" and related pronouncements and interpretations did not have any material impact on the Company's consolidated financial statements.

L.  Recently issued accounting pronouncements:
    In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities", which addresses the recognition, measurement, and reporting of costs associated with exit and disposal activities, including restructuring activities. SFAS No. 146 requires that costs associated with exit or disposal activities be recognized when they are incurred rather than at the date of a commitment to an exit or disposal plan. SFAS No. 146 also requires liabilities incurred in respect of such costs to be measured at fair value. SFAS No. 146 is effective for all exit or disposal activities initiated after December 31, 2002. The Company does not expect the adoption of SFAS No. 146 to have a material impact on the Company's results of operations or financial position.

    In November 2002, the FASB issued Interpretation No. 45 (FIN 45), "Guarantor's Accounting and Disclosure Requirements for Guarantees". FIN 45 requires a guarantor to recognize, at the inception of a guarantee, a liability for the fair value of the obligation it has undertaken in issuing the guarantee. The Company will apply FIN 45 to guarantees, if any, issued after December 31, 2002. At adoption, FIN 45 did not have a significant impact on the Company's consolidated statements of operations or financial position. FIN 45 also requires guarantors to disclose certain information for guarantees, including product warranties, outstanding at December 31, 2002.

                               LIRAZ SYSTEMS LTD.
                            (An Israeli Corporation)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



Note 1 - Summary of Significant Accounting Policies (cont.):

L.  Recently issued accounting pronouncements (cont.):
    In January 2003, the FASB issued Interpretation No. 46 (FIN 46), "Consolidation of Variable Interest Entities". FIN 46 clarifies the application of Accounting Research Bulletin No. 51, "Consolidated Financial Statements," to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 is applicable immediately for variable interest entities created after January 31, 2003. For variable interest entities created prior to January 31, 2003, the provisions of FIN 46 are applicable no later than July 1, 2003. The Company does not expect this Interpretation to have an effect on the consolidated financial statements.

Note 2 - Certain Transactions:

A.  SDC:
    In October 2002, the Company, through a wholly owned subsidiary, acquired from SDC FinansSystems A/S ("SDC"), a company incorporated in Denmark, its IT development services activities relating to customers in the banking sector in Denmark. Pursuant to the purchase agreement, the Company hired 100 employees of SDC, of which 30 employees will be dismissed during the first quarter of 2003. The seller agreed to reimburse the Company for any costs associated with such dismissal. Pursuant to the purchase agreement, the Company assumed all the obligations in respect of the purchased activity. Under the purchase agreement, the Company paid an aggregate amount of $800 thousands for the purchased goodwill and activities. The purchase price was determined in October 2002, based on the estimated fair value of the assets received. The purchase was recorded as a business combination. The Company acquired SDC for the purpose of complementing its array of products and services. Following are the amounts assigned to major components of SDC's balance sheet as of the date of purchase (in thousands):

    Current assets $1,097
    Other assets   $131
    Current liabilities $(1,228)

    Goodwill arising upon acquisition was $800 thousands.

    In addition, the Company entered into an agreement with two of the seller's shareholders, pursuant to which the shareholders will purchase from the Company IT development services during a period of nine quarters beginning in October 2002, for an aggregate consideration of approximately $15 million.

                               LIRAZ SYSTEMS LTD.
                            (An Israeli Corporation)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 2 - Certain Transactions (cont.):

B.  Level 8:
    Level 8 results of operation were consolidated in the Company's financial statements until June 30, 2001. Since then, the Company recorded equity losses in Level 8 up to the amount of its guarantee. For the nine months ended September 30, 2002, Liraz sold, in a number of transactions, approximately 3.8 million Level 8 Systems Inc. ("Level 8") shares held by them in consideration of approximately $2.4 million, before commissions and other expenses. As a result of said sales, the Company recorded capital gains of approximately $5.4 million. As of September 30, 2002, the Company holds several capital instruments, including options, rights to receive options and preferred stock, convertible into ordinary shares of Level 8. If the Company exercises these capital instruments in full, the Company shareholding in Level 8 would reach 9%.


Note 3 - Accrued Severance Pay, Net:
The expenses in respect of severance pay for the nine months ended September 30, 2002, was $186 thousands.


Note 4 - Provision for losses in formerly-consolidated subsidiary: The Company is liable for losses in a subsidiary it had consolidated up until the second quarter of 2001. The provision for such liability at September 30, 2002, amounted to $2.6 million, representing the amount the Company has guaranteed to secure the liabilities of the said subsidiary. Under its terms, such guarantee may be reduced to the extent that the subsidiary raises additional share capital.
The Company's guarantee was reduced from $3 million to $2.6 million. Since the Company recorded equity losses in Level 8 up to the amount of said guarantee, the Company posted a profit of $396 thousand, as a result of the reduction of the guarantee. The profit from the reduction of the guarantee is stated under "Other Expenses".
In July 2002, the Company received a letter of intent from the bank stating that n the event the said guarantee is exercised; the bank will provide the Company with a loan for up to the sum of $2.65 million for a three year period. The loan will be repaid in quarterly installments commencing one year from the date it is provided.

                               LIRAZ SYSTEMS LTD.
                            (An Israeli Corporation)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



Note 5 - Commitments and charges:
Significant Agreements:

A. The Company is committed under operating leases for rental of office facilities for the period until 2005. Annual rental fees under current leases are approximately $800 thousand for each of the years 2003 and 2004, and are expected to remain at this level for each of the next three years.

B.  As to a guarantee of debt - see Note 4.

C. Under an agreement entered into in 2000 regarding the sale of its integrated IT systems activities and outsourcing business in Israel, Liraz is obligated to reimburse the buyer for claims related to the activities during the period prior to the sale.

D. The Company has a fixed charge in favor of a bank, on certain of its assets, as well as a floating charge on its entire assets, securing Liraz's bank credit line.

E. In the three months ended June 30, 2002, a consolidated company made a provision in respect of a payroll tax audit in the sum of approximately Euro 300 thousand

F. The Company agreed due to loans and issuance of guarantee by the bank ($ 1 million long term loans and $2.6 million guarantee), to several restrictions:
    The company will not pay any dividend or sell assets without the advance approval of the bank. The Company also agreed to assure that the consolidated company BluePhoenix will not generate any lien nor a guarantee without the approval of the bank. The company obliged that the revenues and cash flow of BluePhoenix will be at least at an agreed amount. The Company predicts that BluePhoenix will succeed to reach thought goals.


No liability was recorded in the Company's financial statements in respect of the guarantees mentioned above, except for the guarantee - see Note 4.

                               LIRAZ SYSTEMS LTD.
                            (An Israeli Corporation)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



Note 6 - Shareholders' Equity:
Share Capital:

On March 25, 2002, the Company issued 50,000 ordinary shares of NIS 1.00 par value each to a related party in consideration of $ 53 thousand.


Note 7 - Taxes on Income:

A. Measurement of results for tax purposes under the Income Tax (Inflationary Adjustments) Law, 1985 (hereafter - the "Inflationary Adjustments Law"): The Company and some of its subsidiaries are subject to the Income Tax Law (Inflationary Adjustments), 1985, which instituted the measurement of the results for tax purposes on a real (inflation-adjusted) basis. The various adjustments required under this law are intended to adjust the nominal results for tax purposes to NIS of the end of the year (according to the changes in the Israeli Consumer Price Index). Some subsidiaries report their income in dollars in accordance with income tax regulations.

B.  Tax rates:
    The tax rate used for computing the provision for current taxes is 36%.

C.  Deferred Income Taxes:
    Deferred tax assets are comprised as follows:
                                                                  September 30,
                                                                      2002
                                                                 (in thousands)
                                                                 --------------

    Net operating loss carry forwards                                $   894
    Provisions for employee rights and other temporary
      differences                                                        135
                                                                   ---------
                                                                       1,029

    Valuation allowance                                                 (925)

                                                                     $   104
                                                                     =======

                               LIRAZ SYSTEMS LTD.
                            (An Israeli Corporation)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 7 - Taxes on Income (cont.):

C.  Deferred Income Taxes (cont.):
    The net operating losses mainly relate to the Netherlands subsidiary.

D. Non Israeli Subsidiaries:
    Non-Israeli subsidiaries are taxed based upon tax laws in the country of domicile of the respective subsidiary.

E. Income before taxes on income is composed as follows:
                                                                  Nine months
                                                                     ended
                                                                  September 30,
                                                                      2002
                                                                 (in thousands)
                                                                 -------------

    The Company and subsidiaries in Israel                          $1,239
    Subsidiaries outside of Israel                                   5,717

                                                                    $6,956
                                                                    ======

F. Taxes on income included in the statements of income:

                                                                September 30,
                                                                    2002
                                                               (in thousands)
                                                               --------------

For the reported year - current:

In Israel                                                         $   660
Out of Israel                                                         504
                                                                  -------

                                                                  $ 1,164
    Deferred taxes, net                                              (219)
                                                                  -------
                                                                    $ 945
                                                                  =======

                               LIRAZ SYSTEMS LTD.
                            (An Israeli Corporation)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 7 - Taxes on Income (cont.):

G. A reconciliation of the theoretical tax expense (benefit), assuming all income is taxed at the regular rates, and the actual tax expense is as follows:
                                                                  September 30,
                                                                      2002
                                                                  (in thousands)
                                                                  --------------

Income before taxes on income, per consolidated
  statements of income                                                 6,965

Theoretical tax expense
                                                                       2,507

   Increase (decrease) in taxes resulting from permanent
     differences:
   State income tax, net of Federal benefit                               84
   Tax exempt income                                                     (17)
   Non-deductible expenses                                            (2,358)
   Temporary differences for which deferred taxes were not
     recorded                                                            894
   Other                                                                (165)
                                                                      ------

Taxes on income in the consolidated statements of income -
   for the reported year                                                 945
                                                                      ======

Effective tax rate                                                        14%
                                                                      ======

H.  Tax losses:
    The Company and its subsidiaries in Israel have NOL carryforwards for income tax purposes as of September 30, 2002 totaling $4.3 million.

I.  Tax reform:
    On January 1, 2003, a comprehensive tax reform took effect in Israel. Pursuant to the reform, resident companies are subject to Israeli tax on income accrued or derived in Israel or abroad. In addition, the concept of "controlled foreign corporation" was introduced, according to which an Israeli company may become subject to Israeli taxes on certain income of a non-Israeli subsidiary if the subsidiary's primary source of income is passive income (such as interest, dividends, royalties, rental income or capital gains). The tax reform also substantially changed the system of taxation of capital gains. The Company's management cannot estimate at present whether the reform will have an effect on the Company's future results of operations.

                               LIRAZ SYSTEMS LTD.
                            (An Israeli Corporation)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 8 - Supplementary Financial Statement Information:

A.   Statements of Operations:

     1.  Sales - Classified by Geographic Areas:
                                                                     For nine
                                                                   month ended
                                                                   September 30,
                                                                      2002
                                                                 (in thousands)
                                                                 --------------

       USA                                                           $  1,880
       Europe                                                          10,915
       Israel                                                           2,088
       Other                                                            1,546

                                                                     $ 16,429
                                                                     ========

        Sales by geographic areas are determined based on the customer's location.


    2.  Principal customers:
        In the period of nine month ended September, 30 2002 the Company did not have revenues from any single customer in excess of 10% of total revenues in the respective period.

    3.  Financial Income, Net:
                                                                    For nine
                                                                   month ended
                                                                  September 30,
                                                                      2002
                                                                 (in thousands)
                                                                 --------------

       Interest income                                                $ 228
       Loss on sale of marketable securities                            (57)
       Interest expense                                                 (52)

                                                                      $ 119
                                                                      =====

    4.  Other Expenses, Net:
                                                                    For nine
                                                                   month ended
                                                                  September 30,
                                                                      2002
                                                                 (in thousands)
                                                                 --------------

       Loss from disposal of fixed assets                             $ (29)
       Decrease of provision for losses in formerly-
         consolidated subsidiary                                        396
       Write-down of shareholdings in an investee                      (232)
       Other                                                           (334)

                                                                      $(199)
                                                                      =====

                               LIRAZ SYSTEMS LTD.
                            (An Israeli Corporation)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 8 - Supplementary Financial Statement Information (cont.):

B.  Earnings (Loss) Per Share:
    Basic earnings per share ("EPS") were computed based on the average number of shares outstanding during each year, after giving retroactive effect to stock dividends and stock splits. No computing diluted EPS, effect was given since there are no share options outstanding in September 30, 2002.

Note 9 - Transactions with Related Parties:
                                                                 For nine
                                                                   months
                                                                   ended
                                                                September 30,
                                                                    2002
                                                               (in thousands)
                                                               --------------

A.  Selling, general and administrative expenses:
    Selling expense                                               $  10

B.  Revenues from sale of services to related parties             $ 148


C. In April 2002 the Company engaged in an employment agreement with the chairman of the board of directors. According to the agreement he will granted a yearly bonus which will depend on the operating profit and a loan of approximately $300 thousand, linked to the Israeli consumer price index, and bearing an annual interest at a rate of 4%. Under the terms of the loan, the loan should be repaid to the Company in four equal annual installments, but no later than termination of the chairman's employment. The chairman pledged in favor of the Company's 200,000 of the Company's shares he owned as a security for repayment of the loan. One of the Company's subsidiaries engaged in an agreement in which a company controlled by the chairman of the board will supply the subsidiary with management services. In November following the share exchange transaction, the chairman replaced the pledged shares with 119,760 of Crystal's shares.

Note 11 - Subsequent Events:

A.    As of acquisition of SDC - see note 2A.

B.    As of change in principal shareholder - see note 1A.

C. As of the Crystal acquisition of the Company - see note 1A1.